UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2022

ALPHA ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-55586	90-1020566
(State or other urisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14143 Denver West Blvd Ste. 100, Golden CO          80401
(Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, including area code: 1-800-819-0604

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Subsequent to August 18, 2022, the Company closed on the sale of an additional $774,919 in addition to $1,729,390 shares of Common Stock at $1.00 per share previously sold. The sales were made exclusively to accredited investors under the terms of Subscription Agreements dated as of the closing date. The issuance of the shares of Common Stock was made in reliance on the exemption from registration provided by Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2022, the Board of Directors of the Company increased the size of the Board of Directors to four and appointed Mark Timm as Director.

Mark Timm, 41, has been a serial entrepreneur and exponential thinking practitioner for over two decades. He has started more than a dozen companies, several of which have multiplied and sold. His businesses have been built with international footprints in a dozen countries across diverse industries from retail to real estate and from product manufacturing to digital marketing and e-commerce. Mark is the USA Today and WSJ best-selling author of Mentor To Millions and today spends his time and talents investing, advising and serving on the board of directors of publicly traded and private companies where he can leverage his experience and relationships achieving exponential growth and shareholder value.

On August 8, 2022, the Board of Directors established an Audit, Nominating and Governance Committee and Compensation Committees and appointed each of Mr. Flynn, Mr. Nummi, Ms. Kellogg and Mr. Timm to such committees. Lacie Kellogg was appointed chairwoman of the Audit Committee, Richard Nummi was appointed chairman of the Nominating and Governance Committee and Robert Flynn was appointed chairman of the Compensation committee. Mr. Flynn was also appointed Chairman of the Board of Directors.

There are no arrangements or understandings between Mr. Timm and any other persons pursuant to which Mr. Timm was appointed as an officer of the Company. In addition, there are no family relationships between Mr. Timm and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Furthermore, since the inception of the Company, there have been no transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Timm had or will have a direct or indirect material interest, and there are currently no such proposed transaction.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 8, 2022 the Company filed a Certificate of Elimination To Eliminate The Series A Convertible Preferred Stock of the Company with the Secretary of State of the State of Colorado.  The filing was necessary to terminate the authorization to issue a new Series A Convertible Preferred Stock previously approved.  No shares of Series A Convertible Preferred Stock had been issued.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 8, 2022, the Board of Directors of the Company established September 16, 2022 as the record date for the 2022 Annual Meeting of shareholders of the Company. On such date, the Company will accept the written consent of AEI Acquisition Company, LLC (“AEI”). As of the date of this Current Report, AEI beneficially owns 15,880,201 shares of common stock, par value $0.001 per share, of the Company constituting approximately 74% of the issued and outstanding shares of voting capital stock in the Company. AEI has executed a written shareholder consent in accordance with the By-laws of the Company and Colorado law to be cast at the Annual Meeting to be voted “for” the following proposals:

1.
To elect four directors to serve until the 2023 Annual Meeting of Shareholders of the Corporation, or until their successors are duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal as follows:

a.	Robert J. Flynn, Jr.
b.	Richard M. Nummi
c.	Lacie Kellogg
d.	Mark Timm
2.	To approve the adoption of the Corporation’s 2022 Equity Incentive Plan.

3.	To approve, on an advisory basis, the resolution approving the compensation of the Company’s named executive officers (the say-on-pay vote).
4.	To approve, on a non-binding basis, the frequency of executive compensation shareholder votes to every third year (the say-on-frequency vote).
5.	The ratification of the appointment of BF Borgers, CPA, PC as our independent registered public accounting firm for the fiscal year ended December 31, 2022.
6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

As a result, each of the Proposals will be approved at the 2022 Annual Meeting by a vote in favor representing 15,880,201 shares of Common Stock, with no shares voting against or abstaining from the vote.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

a.	Exhibits

3.1*     Certificate of Elimination Series A Convertible Preferred Stock

104      Cover Page Interactive Data File (embedded within the Inline XBRL document)

*  Filed herewith

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Dated: September 14, 2022

ALPHA ENERGY, INC.

/s/ Jay Leaver
Jay Leaver, President